LCA-VISION, INC.
                       7840 Montgomery Road
                      Cincinnati, Ohio 45236




                        September 17, 1999



Securities & Exchange Commission
450 East Fifth Street N.W.
Washington, D.C.  20549
ATTN: Mr. Paul Fischer

     Re:  Withdrawal of Registration Statement on form S-3; File No. 333-55955

Dear Mr. Fischer:

     Please be advised that LCA-Vision, Inc. hereby withdraws its Registration Statement on Form S-3, Commission File No. 333-55955.

                                   Sincerely,

                                   LCA-VISION, INC.




                                  /s/Charles F. Hertlein, Jr.

                                   Charles F. Hertlein, Jr.
                                   Assistant Secretary